EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces Q3 2010 Results

•	Revenues of $731.8 million, compared to $1.17 billion in Q3 2009

•	Net income of $30.9 million, compared to $26.7 million in Q3 2009

•	Diluted EPS of $0.65, compared to $0.54 in Q3 2009

•	Backlog of $4.0 billion

•	EPS guidance confirmed for 2010; Revenue guidance lowered

Sylmar, CA – November 4, 2010 - Tutor Perini Corporation (NYSE: TPC)(the "Company"), a leading civil and building construction company, today reported results for the third quarter ended September 30, 2010.

Third Quarter and Nine Month Results
Revenues from construction operations were $731.8 million for the third quarter of 2010, as compared to revenues of $1.17 billion for the third quarter of 2009. Net income was $30.9 million for the third quarter of 2010, as compared to net income of $26.7 million for the third quarter of 2009. Diluted earnings per common share were $0.65 for the third quarter of 2010, as compared to diluted earnings per common share of $0.54 for the third quarter of 2009.

Revenues from construction operations were $2.51 billion for the first nine months of 2010, as compared to revenues of $4.07 billion for the first nine months of 2009. Net income was $84.6 million for the first nine months of 2010, as compared to net income of $104.6 million for the first nine months of 2009. Diluted earnings per common share were $1.73 for the first nine months of 2010, as compared to diluted earnings per common share of $2.13 for the first nine months of 2009.

Revenues for the third quarter and the first nine months of 2010 were reduced from the same periods in 2009 primarily as a result of the completion of large hospitality & gaming work during 2009; however, operating margins increased due to higher margin public works building and civil contracts.

At September 30, 2010, working capital was $351.2 million, an increase of $48.1 million from $303.1 million at December 31, 2009. The Company had $304.6 million in available borrowings at September 30, 2010. Subsequent to the quarter end, the Company completed a private placement offering of $300 million of 7.625% senior unsecured notes due November 1, 2018. The notes were priced at 99.258% of par, resulting in a yield to maturity of 7.75%. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog, anticipated new work and acquisition strategy.

Backlog
The backlog of uncompleted construction work at September 30, 2010 was approximately $4.0 billion compared to $4.3 billion at December 31, 2009.  Additions to new work during the third quarter of 2010 include the $300 million Aqueduct Racetrack casino in New York, a $25 million power plant in California and a $23 million educational facilities project in Arizona. The decrease in our backlog reflects the fluctuations and timing of the completion of existing work and awards of new work between quarters.

Outlook
The Company is confirming its 2010 guidance for diluted earnings per share at an estimated range of $2.00 to $2.20 per share and is lowering its guidance for 2010 revenues from an estimated range of $3.4 to $3.9 billion to an estimated range of $3.1 to $3.3 billion.  Due to a number of developing project opportunities, the Company plans to release guidance for 2011 during the 4th quarter 2010 conference call.

Ronald Tutor, Chairman and CEO, said: “Our overall results reflect the growing contribution from higher margin public works civil and building projects that have allowed us to be a stronger and more diversified company. We are also pleased to return value to our shareholders through the recently announced special cash dividend.  With the added capital resulting from our $300 million senior notes offering, we have enhanced our ability to take advantage of growth opportunities through acquisitions available in the current market."

3rd Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, November 4, 2010, to discuss the Company’s third quarter 2010 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-362-5158 and enter the pass code 75692165. International callers should dial 617-597-5397 and enter the pass code 75692165.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 4, at 4:30 PM Pacific Time, through Thursday, November 11 at 9:00 PM Pacific Time. To access the replay, dial 888-286-8010 and enter the replay code 70826568. International callers should dial 617-801-6888 and enter the replay code 70826568.

About Tutor Perini Corporation
Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE) Summary of Consolidated Operations (Unaudited) (In thousands, except per share data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Building	$520,671	$1,017,819	$1,870,112	$3,576,738
Civil	169,880	72,614	491,971	259,188
Management services	41,255	78,336	149,174	233,873
TOTAL REVENUES	$731,806	$1,168,769	$2,511,257	$4,069,799

Gross profit	$90,670	$85,366	$265,715	$300,489
General and administrative expenses	40,710	42,905	125,747	131,634
Income from construction operations	49,960	42,461	139,968	168,855
Other income (expense), net	358	474	(399)	2,359
Interest expense	(1,589)	(1,987)	(6,354)	(6,081)
Income before income taxes	48,729	40,948	133,215	165,133
Provision for income taxes	(17,796)	(14,264)	(48,624)	(60,571)
NET INCOME	$30,933	$26,684	$84,591	$104,562

BASIC EARNINGS PER COMMON SHARE	$0.65	$0.55	$1.75	$2.15

DILUTED EARNINGS PER COMMON SHARE	$0.65	$0.54	$1.73	$2.13

Weighted average common shares outstanding:
Basic	47,357	48,531	48,455	48,522
Effect of dilutive stock options and
restricted stock units outstanding	539	552	498	511
Diluted	47,896	49,083	48,953	49,033

Selected Balance Sheet Data (Unaudited) (In thousands)
	September 30,	December 31,
	2010	2009
Total assets	$2,725,949	$2,820,654
Working capital	$351,216	$303,118
Long-term debt, less current maturities	$79,396	$84,771
Stockholders' equity	$1,341,716	$1,288,426

CONTACTS:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391 Executive Vice President, Chief Financial Officer